FreeWriting Prospectus
Filed Pursuant to Rule 433
Registration Number 333-131062

[Ford Credit logo]
Ford Interest Advantage
$50 Sign-Up Bonus
Ford Interest Advantage

Compare Ford Interest Advantage rates to what you are presently earning:

Nominal rates for period: 5/01/06 - 5/07/06

5.40% Silver	5.55% Gold	5.70% Platinum

Under $15,000	$15,000 to $50,000	Over $50,000

Ford Interest Advantage offers many benefits to investors:
•	Immediate access to your funds through unlimited check writing and free transfers to and from your local bank account at the click of a mouse
•	Floating rates that keep pace with the market
•	Enhanced web site and a 24 hour automated information line, plus free downloads to Quicken, Quickbooks, and Microsoft Money

Plus, when we receive your application and initial investment, we will credit your investment balance with a $50 sign-up bonus. New investors only; limit one per Social Security number.

Ford Interest Advantage is an unsecured debt obligation of Ford Motor Credit Company. It is not a money market mutual fund, a diversified investment or a bank account and is not insured by the Federal Deposit Insurance Corporation. Ford Interest Advantage is offered only by prospectus.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 1-800-580-4778.

For complete information, including a prospectus and application:
•	Visit our website www.fordcredit.com/interestadvantage
•	Call 1-800-580-4778
                or
•	Complete and return this card

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